UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF

Next 1 Interactive, Inc.
(Exact name of registrant as specified in its charter)

Nevada	26-3509845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 N Commerce Parkway, Suite 105
Weston, Florida 33326
(Address of principal executive offices, including zip code)

2009 Incentive Compensation Plan
(Full title of the plan)

V Corp Services
4675 W. Teco Avenue, Suite 240
Las Vegas, NV 89118
 (Name and address of agent for service)

(954) 888-9779
(Telephone number, including area code, of agent for service)

With a copy to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South, Suite 204
Manalapan, NJ 07726

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Shares, par value $0.00001 per share	4,500,000 (1)	$0.50 (3)	$2,250,000 (3)	$160.42 (3)

(1)
This Registration Statement shall also cover an indeterminate number of additional shares of common stock which become issuable by reason of any stock dividends, stock splits, recapitalizations or similar transactions, which transactions result in an increase in the number of outstanding shares of common stock of the registrant, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)
This registration statement covers 4,500,000 shares available for issuance pursuant to the 2009 Long-Term Incentive Plan (the “Registration Statement”). The total number of shares that are authorized under the 2009 Long-Term Incentive Plan are 4,500,000.

(3)
Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the closing bid price of common stock of the registrant as reported on the Over-the-Counter Bulletin Board on October 19, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be sent or given to the eligible employees and consultants as specified by the Commission Rule 428(b)(1).  Such documents need not be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Incentive Compensation Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and any other documents required to be delivered to eligible employees and consultants pursuant to Rule 428(b) are available without charge by contacting:

Corporate Secretary
2400 N Commerce Parkway, Suite 105
Weston, Florida 33326
(954) 888-9779

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Next 1 Interactive, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended February 28, 2010, as filed with the Commission on June 10, 2010.

(b)	The Registrant’s current reports on Form 8-K, as filed with the Commission on September 22, 2010, September 2, 2010, and August 18, 2010, respectively;

(c)
The Registrant’s Quarterly Reports on Form 10-Q for (i) the quarter ended May 31, 2010, as filed with the Commission on July 15, 2010 and (ii) the quarter ended August 31, 2010, as filed with the Commission on October 21, 2010; and

(d)
 The description of the Registrant’s common stock contained in its Registration Statement on Form S-1/A, Registration Statement No. 333-154177, filed on March 12, 2009, including any amendment or report filed for the purpose of updating such description;

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of the filing of this Registration Statement, no named expert or counsel holds any specified interest or significant equity in the Company.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. The Nevada Revised Statutes empower a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. The Nevada Revised Statutes further provide that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually or reasonably incurred by such person in connection therewith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida, on October 21, 2010.

NEXT 1 INTERACTIVE, INC.

By:	/s/ William Kerby
Name:	William Kerby
Title:	Chief Executive Officer

Each person whose signature appears below appoints William Kerby as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James Whyte	Chairman	October 21, 2010
James Whyte

/s/ Mark Wilton	Director	October 21, 2010
Mark Wilton

/s/ Anthony Byron	Director and Chief Operating Officer	October 21, 2010
Anthony Byron

/s/ William E. La Macchia	Director	October 21, 2010
William E. La Macchia

/s/ Paavo Salmi	President	October 21, 2010
Paavo Salmi

/s/ Adam Friedman	Chief Financial Officer	October 21, 2010
Adam Friedman

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Anslow & Jaclin LLP.

23.1	Consent of Kramer, Weisman and Associates, LLP.

23.2	Consent of Anslow & Jaclin LLP (contained in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages hereto).

99.1	Next 1 Interactive, Inc. 2009 Long-Term Incentive Plan